EX-99.(a)(13)

CERTIFICATE OF AMENDMENT AND CORRECTION

March 17, 2016

The undersigned, being the duly elected and acting Trustees of Trust for Credit Unions (the “Trust”), a Massachusetts business trust, DO HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 8.3 of the Third Amended and Restated Declaration of Trust dated November 25, 2014 (the “Declaration of Trust”), and by the affirmative vote of all of the Trustees at a meeting duly called and legally held on March 17, 2016 at which a quorum was present and acting throughout, the Declaration of Trust was amended and corrected as of the date of the Declaration of Trust as set forth below:

1. Exact name of entity: Trust For Credit Unions

2. Document to be corrected: Third Amended and Restated Declaration of Trust for Credit Unions dated November 25, 2014

3. The above mentioned document was filed with the Secretary of the Commonwealth on December 17, 2014.

4. Please state the inaccuracy or defect in said document:

Section 5.11 Series or Class Designation. The Shares of the Trust are currently divided into the following Series: Money Market Portfolio; Ultra-Short Duration Government Portfolio; and Short Duration Portfolio. All Shares (formerly known as “Units”) of each such Series issued and outstanding on the date hereof will be designated as Shares of the TCU Class.

5. Please state the corrected version of the document:

Section 5.11 Series or Class Designation. The Shares of the Trust are currently divided into the following Series: Money Market Portfolio; Ultra-Short Duration Government Portfolio; and Short Duration Portfolio. All Shares (formerly known as “Units”) of the TCU Class and the Investor Class of each such Series issued and outstanding on the date hereof will continue to be designated as Shares of the TCU Class or Investor Class, as applicable, of such Series.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 17th day of March, 2016.

/s/ Rudolf J. Hanley	/s/Stanley C. Hollen
Rudolf J. Hanley, as Trustee and not individually	Stanley C. Hollen, as Trustee and not individually

/s/ Gary Oakland	/s/ Eugene A. O’Rourke
Gary Oakland, as Trustee and not individually	Eugene A. O’Rourke, as Trustee and not individually

/s/ James F. Regan	/s/ Julie A. Renderos
James F. Regan, as Trustee and not individually	Julie A. Renderos, as Trustee and not individually

/s/ Wendell A. Sebastian	/s/ Michael D. Steinberger
Wendell A. Sebastian, as Trustee and not individually	Michael D. Steinberger, as Trustee and not individually

The address of the Trust and each Trustee is:

4400 Computer Drive

Westborough, Massachusetts 01581